EXHIBIT 10.4

Water Supply Agreement

Party A: Winner Medical & Textile Ltd. Tianman (“Winner Tianmen”)
Hubei Winner Textiles Co., Ltd. (“Winner Hubei”)

Party B: Tianmen Yuekou Water Supply Co., Ltd.

Whereas: Party B is short of fund for its water supply channel reconstruction and it is presently supplying manufacturing and living water to Party A. Party B asks Party A for financial aid.

Therefore, through mutual negotiation and based on mutual benefit, the parties have reached the following agreement regarding water supply and relevant issues:

1.	Party A shall pay RMB 2.5 million to Party B before December 25th, 2004 as prepaid fees for Party A’s manufacturing and living water for 15 years, from August 25th 2004 to August 24th 2019,.

2.
Party A shall pay in three installments. The first installment of RMB 1.2 million is to be paid before August 31st, 2004. The second installment of RMB 0.5 million is to be paid before October 31st 2004 while the last installment of RMB 0.8 million is to be paid before December 25th 2004.

3.
During the period from August 25th 2004 to August 24th 2019, Party B shall not ask Party A to pay any other fees or expenses for its manufacturing and living water and shall guarantee the normal and continuous supply for Party A’s manufacturing and living water within the said 15 years.

4.
Within the valid period of this Agreement, Party B shall not charge Party A for increased use of water volume due to production increase. Party B shall take nto fully consideration of Party A’s increased production need when reconstructing its water supply channels and shall guarantee the water supply to Party A after its increase of production in hydraulic pressure and channel caliber (the hydraulic pressure shall be no less than 3 kg).

5.
As Party A shall pay Party B RMB 2.5 million as water fee for 15 years, Party B shall issue RMB 35,000 VAT invoice to Party A each month (RMB 30,000 for Winner Tianman and RMB 5,000 for Winner Hubei) from August 25th 2004 to August 24th 2019.

6.
Within the valid period of this Agreement, the performance of this Agreement shall not be affected by change of equity share, company name, legal representative, merge or transfer of either party, this Agreement shall still be effective and the successor of either party shall fulfill the rights and obligations under this Agreement as well.

7.
Breach of Agreement: In case of Party A’s breach of this Agreement, it shall pay 30% of the total amount as fine for breach of agreement. In case of Party B’s breach of the Agreement, it shall refund twice the amount it has received from Party A plus interests.

8.
Arbitration: Any dispute occurred relating to the performance of this Agreement shall be settled through friendly consultations. In case no settlement can be reached, the dispute shall be submitted to Tianmen Municipal Arbitration Committee.

9.	This Agreement is signed in two originals and each party shall retain one original. This Agreement shall become effective once it is signed and stamped by both parties.

Party A (official seal):	Party B (official seal):

Winner Medical & Textile Ltd. Tianman	Tianmen Yuekou Water Supply Co., Ltd.

Hubei Winner Textiles Co., Ltd.

August 2nd, 2004